CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Apex Bioventures Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated April 11, 2007, except for the second paragraph of Note 1, the fifth paragraph of Note 4C and the first paragraph of Note 4D, as to which the date is May 17, 2007, on the financial statements of Apex Bioventures Acquisition Corporation as of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007, the period from June 1, 2006 (date of inception) to December 31, 2006 and the cumulative period from June 1, 2006 (date of inception) to February 28, 2007 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 22, 2007